Exhibit 23

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement Numbers 333-118909 and 333-125810 on Form S-8 of our reports dated April 30, 2009, with respect to the financial statements and schedule of Gander Mountain Company and the effectiveness of internal control over financial reporting, included in the Annual Report (Form 10-K) for the year ended January 31, 2009.

Minneapolis, Minnesota
April 30, 2009